UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2017

Cloud Peak Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34547	26-3088162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 S. Gillette Ave., Gillette, Wyoming	82716
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 687-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On February 22, 2017, Cloud Peak Energy Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC, as representative of the several underwriters named therein (collectively, the “Underwriters”), in connection with an underwritten public offering (the “Offering”) of 13,500,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), at a public offering price of $5.10 per share, less underwriting discounts and commissions of $0.306 per share. Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to an additional 2,000,000 shares of Common Stock from the Company at the same price. The Common Stock was offered and sold under a prospectus filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s shelf registration statement on Form S-3, as amended (Registration No. 333-214869).  Closing of the Offering is scheduled for February 28, 2017, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions.  Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Company expects to receive estimated net proceeds from the sale of 13,500,000 shares of Common Stock in the Offering of approximately $64.3 million (after deducting underwriting discounts and commissions and estimated Offering expenses). If the Underwriters exercise their option to purchase additional shares of Common Stock in full, the Company expects to receive net proceeds from the Offering of approximately $73.9 million (after deducting underwriting discounts and commissions and estimated offering expenses). The Company intends to use the net proceeds from the Offering to fund the full redemption of its outstanding 8.50% Senior Notes due 2019 (the “2019 Notes”), plus accrued and unpaid interest to the redemption date, with any remaining proceeds to be used for general corporate purposes.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and services. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. Certain of the Underwriters and their respective affiliates are lenders under the Company’s and its subsidiaries’ revolving credit facility. Additionally, certain of the Underwriters or their respective affiliates may be holders of the 2019 Notes and, as such, may receive a portion of the proceeds of the Offering.

The foregoing description of the Underwriting Agreement is a summary and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Document
1.1

Underwriting Agreement, dated as of February 22, 2017, by and among Cloud Peak Energy Inc. and Credit Suisse Securities (USA) LLC, as representative of the several underwriters set forth in Schedule A in the Underwriting Agreement

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOUD PEAK ENERGY INC.

Date: February 28, 2017

	By:	/s/ Bryan J. Pechersky
	Name:	Bryan J. Pechersky
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit
1.1

Underwriting Agreement, dated as of February 22, 2017, by and among Cloud Peak Energy Inc. and Credit Suisse Securities (USA) LLC, as representative of the several underwriters set forth in Schedule A in the Underwriting Agreement

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)